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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of December 21, 2005 between Elcom International, Inc. a Delaware corporation (the "Employer"), and Robert J. Crowell (the "Executive").

                                     RECITAL

          A. The Executive and the Employer entered into an Amended and Restated Employment Agreement dated as of June 22, 2002, as amended on March 8, 2004 (the "Prior Agreement"); and

          B. The Employer has determined that it is in its best interests of U.K. and U.S. corporate governance and best practices to separate the offices of Chairman and the Chief Executive Officer and to insure the continued employment of the Executive as the Chairman of the Company by replacing the Prior Agreement with the terms hereof.

                                    AGREEMENT

          In consideration of the foregoing and the mutual promises and covenants set forth herein, the parties, intending to be legally bound, agree as follows:

     1.   Definitions.

          For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

          "AFFILIATE(S)" -- means a Person that, directly or indirectly through one or more intermediaries, controls or is controlled by the Employer.

          "AGREEMENT" -- this Employment Agreement.

          "SALARY" -- as defined in Section 3.1.

          "BENEFITS" -- as described in Section 3.2.

          "BOARD OF DIRECTORS" -- means the board of directors of the Employer unless otherwise stated.

          "CAUSE" -- means the occurrence of any of the following events during the Employment Period: (a) (if so determined by the Board of Directors) the Executive's indictment for fraud or theft against the Employer or any Affiliate or any third party; (b) the Executive's deliberate and continuing non-compliance with written policies of the Employer, or a material breach of this Agreement; provided the Board of Directors notifies the Executive of the acts deemed to constitute such continued non-compliance or breach in writing and the Executive fails to correct such acts (or begin such action necessary to correct such acts and thereafter diligently pursues the completion thereof) within ten (10) business days after written notice is given; (c) a conviction or plea of guilty or nolo contendere to a felony (other than one arising from the operation of a motor vehicle or resulting from actions taken (or not taken) by the Executive in good faith in his capacity as an employee or officer of the Employer); or (d) the Executive's failure to observe and comply with the requirements in Sections 7 or 8 hereof.

          "COMPENSATION" -- Salary and Benefits as described in Section 3.


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          "CONFIDENTIAL INFORMATION" -- any and all:

               (a) trade secrets concerning the business and affairs of the Employer or any Affiliate, product or service specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing, marketing or distribution methods and processes, customer lists, prospective customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a "trade secret" either under common law or as such term is defined by statute under the laws of any applicable jurisdiction;

               (b) information concerning the business and affairs of the Employer or any Affiliate (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

               (c) notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer or any Affiliate, containing or based, in whole or in part, on any information included in the foregoing.

          As used herein, "Confidential Information" shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive, or (ii) becomes available to the Executive on a non-confidential basis from a source other than the Employer which is not prohibited from disclosing such information to the Executive by a legal, contractual or fiduciary obligation to the Employer or any other Person.

          "EFFECTIVE DATE" -- On the date of the completion of the Placing, (as defined in the Subscription Letters).

          "EMPLOYER" -- as defined on the first page of this Agreement and itssuccessors and assigns.

          "EMPLOYMENT PERIOD" -- that period of time commencing on the Effective Date and ending on (a) the effective date of the Executive's termination of employment with the Employer, or (b) the expiration of this Agreement.

          "NONCOMPETITION AGREEMENT"-- the agreements and covenants of the Executive found in Section 8.2.

          "NONCOMPETITION PERIOD" -- means the Employment Period plus two (2) years following the end of the Employment Period, unless this Agreement is terminated by the Employer without Cause or by the Executive with Good Reason, in which case the Noncompetition Period means the Employment Period plus one (1) year following the end of the Employment Period.

          "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.


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          "PLACING" -- the proposed placing of the Employer's common shares on
AIM, a market operated by the London Stock Exchange plc, on the terms and subject to the conditions of the Subscription Letters.

          "SUBSCRIPTION LETTERS" -- means the subscription letters relating to the Placing.

     2.   Employment Term and Duties.

          2.1 Employment. The Employer shall employ the Executive, effective as of the Effective Date, and the Executive shall accept employment by the Employer, effective as of the Effective Date, upon the terms and conditions set forth in this Agreement. The Executive shall report to the Board of Directors.

          2.2 Term. Subject to earlier termination pursuant to the provisions of
Section 6, the term of the Executive's employment under this Agreement shall commence on the Effective Date and continue for one (1) year (the "Initial Term") and shall automatically renew thereafter for successive one-year periods (each a "Renewal Term" and, together with the Initial Term, collectively referred to as the "Term"), unless either party provides the other party with sixty (60) days advance written notice prior to the expiration of the Initial Term or a Renewal Term, as the case may be, that either the Employer or the Executive desires to terminate this Agreement and Executive's employment hereunder at the conclusion of such Initial Term or a Renewal Term.

          2.3 Title. The Executive will serve as Chairman of the Board. -----

     3.   Compensation.

          3.1 Salary. The Employer shall pay to the Executive a base salary at the rate of Seventy-Two Thousand Dollars ($72,000.00) per year (the "Salary") in compensation for committing to spending a minimum of one day (or 8 hours over multiple days) per week on the Company's business. Any time spent in excess of this must be approved by the Board of Directors. The Executive's Salary will be paid in periodic installments in accordance with the Employer's customary payroll practices.

          3.2 Benefits. The Executive will, during the Employment Period, be entitled to participate in such life insurance, hospitalization and medical plans or insurance coverage, profit sharing, stock options, bonus, vacations and holidays, disability and other employee benefit plans, programs and policies of the Employer that may be put into effect from time to time (collectively, the "Plans"). All of the plans, agreements, and undertakings of the Employer set forth above shall be called, collectively, the "Benefits." Any Benefits hereunder shall be subject to such local, state or federal tax reporting requirements and withholding as may be in effect at any time during the Employment Period.

     4.   Facilities and Expenses.

          Adequate facilities and equipment shall be supplied to the Executive as the Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. The Employer will reimburse the Executive for reasonable business expenses incurred by him on behalf of the Employer in the performance of his duties; provided, that Executive furnishes to Employer documentation of such expenses as is required by the Internal Revenue Service, as well as such other documentation as the Employer may reasonably request. In addition, the Employer shall reimburse the Executive or otherwise provide and pay for all approved professional affiliation expenses incurred by the Executive. The Executive must file authorization requests, to the extent required by the Employer's employment policies and, in all instances, expense reports with respect to such expenses in accordance with the Employer's policies.


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     5.   Vacations and Holidays.

          The Executive will be entitled to four (4) weeks (or otherwise as in accordance with the Employer's vacation policies) of paid vacation each year during the Employment Period. Such vacations shall be taken in accordance with the vacation policies of the Employer in effect for its senior executives from time to time. Vacations must be taken by the Executive at such time or times as mutually agreed by the Executive and the Employer. The Executive will also be entitled to the paid holidays as set forth in the Employer's policies.

     6.   Termination.

          6.1 Events of Termination.

               (a) Death. In the event of the Executive's death, his employment with the Employer shall be deemed terminated as of the end of the month in which such death occurs.

               (b) Termination for Cause. The Executive's employment with the Employer may be terminated for Cause, as defined herein, at the option of and by written notice from the Board of Directors.

               (c) Termination Without Cause. If the Executive's employment with the Company terminates for any reason other than for Cause, then the Executive shall be entitled to a severance payment as defined in 6.2(b). For the avoidance of doubt, severance payment as defined in 6.2(b) shall be the only remedy available to the Executive.

               (d) Termination for Disability. If the Executive terminates due to Disability, then the Executive shall continue to receive his salary and all other benefits for a period of six (6) months.

          6.2 Consequences of Termination.

               (a) Termination for Cause. If the Executive's employment is terminated for Cause, the Employer's obligation to pay Executive the Compensation shall immediately cease upon the effective date of such termination for Cause. Upon any such termination, all rights, duties and obligations of the parties hereunder shall thereupon cease, except that the provisions of Sections 7, 8 and 9 hereof shall survive any such termination in their entirety and continue to be binding upon the parties.

               (b) Termination without Cause. If the Executive's employment is terminated for any reason other than for Cause, upon receipt by the Company of a release agreement which is duly executed by the Executive and in a form reasonably acceptable to the Employer, the Executive shall receive an amount equal to one year's Salary and any accrued Benefits as severance. In addition, the Executive shall receive health benefits for a period of six (6) months or until he accepts other full-time employment where he receives equal or better benefits.

          6.3 Definition of Disability. For purposes of this Agreement, the Executive will be deemed to have a "disability" if (a) the Executive is unable to perform the essential duties of the Executive's employment, with or without reasonable accommodation, due to physical incapacity or illness, where such inability is reasonably expected to be of significant duration (i.e., for at least one (1) month). In the event of a dispute as to the disability, the determination of a Disability shall be made reasonably by the Board of Directors and shall be supported by advice of a physician competent in the area to which such Disability relates. The Executive must submit to all examinations determined necessary by the physician making the determination of disability under this Section 6.3, and the Executive hereby authorizes the disclosure and


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release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure as required under this Section 6.3.

     7.   Non-Disclosure Covenant.

          7.1 Acknowledgments by the Executive. The Executive acknowledges that
(a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) since the Executive possesses substantial expertise and skill with respect to the Employer's business, the Compensation provided to Executive hereunder constitutes good and sufficient consideration for the Executive's agreements and covenants regarding confidentiality in this Section 7; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

          7.2 Confidentiality Covenant. In consideration of the Compensation to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

               (a) During and at all times following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any Person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

               (b) Any trade secrets of the Employer will be entitled to all of the protections and benefits under applicable trade secret laws. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

     8.   Non-Competition and Non-Interference.

          8.1 Acknowledgments by the Executive. The Executive acknowledges that: the services to be performed by him under this Agreement are of a special, unique and unusual character; and (b) the Compensation provided to the Executive hereunder constitutes good and sufficient consideration for the Executive's agreements and covenants in this Section 8; and (c) the provisions of this
Section 8 are reasonable and necessary to protect the Employer's business.

          8.2 Covenants of the Executive. In consideration of the acknowledgments by the Executive, and in consideration of the Compensation to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

               (a) during the Noncompetition Period, (i) engage in competition with the Employer or any of its Affiliates in the same or similar line of business as the business conducted by the Employer or any of its Affiliates;
(ii) solicit, divert, take away or attempt to solicit, divert or take away the business from any customer to whom the Employer or any of its Affiliates has sold or provided its products or services during the twelve (12) month period prior to the end of the Employment Period; or (iii) own, operate, control, finance, manage, advise, be employed or engaged by, perform any services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, whose activities compete in whole or in part with the activities of the


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Employer or any of its Affiliates in any geographical area in which the Employer or any of its Affiliates conducted or conducts its business (a "Competitive Business") or

               (b) engage in any practice the purpose or effect of which is to intentionally evade the provisions of this covenant; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of securities of any Competitive Business (but without otherwise participating in the activities of such Competitive Business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

          8.3 Enforceability; Notice. If any covenant in Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive. The period of time applicable to any covenant in Section 8.2 will be extended by the duration of any violation by the Executive of such covenant. The Executive will, while the covenant under Section 8.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Executive's employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

     9.   General Provisions.

          9.1 Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Section 7 and Section 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, at Employer's cost, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief.

          9.2 Covenants of Sections 7 and 8 are Essential and Independent. The covenants by the Executive in Section 7 and Section 8 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Employer would not have entered into this Agreement, offered employment to the Executive or offered the Executive the Salary and Benefits and other consideration provided hereunder. The Executive's covenants in Section 7 and Section 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, or against any Affiliate of Employer, will not excuse the Executive's breach of any covenant in
Section 7 or Section 8. If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Section 7 and Section 8.

          9.3 Representations and Warranties by the Executive. The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive.

          9.4 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or


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partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

          9.5 Binding Effect; Delegation of Executive's Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any Affiliate to which Employer may assign this Agreement or any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated or assigned.

          9.6 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered to the address(es) below, or (b) one business day after deposit with a nationally recognized overnight delivery service (receipt and next day delivery requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

          If to Employer:  Elcom International, Inc.
                           10 Oceana Way
                           Norwood, MA 02062

          If to Executive: to his address as set forth in the payroll records of the Employer

          9.7 Entire Agreement; Amendments. This Agreement, as it may be amended from time to time, contains the entire agreement between the parties with respect to the subject matter hereof and replaces or supersedes any previous agreements (written or oral), letters, offers, term sheets or other communication between the Employer and the Executive on such subject matter. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

          9.8 Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under Massachusetts law, without regard to conflict of laws principles. The parties agree that any lawsuit between them arising under this Agreement shall be filed in any state court located in Norfolk County, Massachusetts, and each of the parties hereby agrees, acknowledges, waiving any and all objections, and submits itself to the exclusive jurisdiction and venue of such courts for the purposes of such lawsuit and agrees to accept service of process in accordance with the provisions for delivery of notice set forth in
Section 9.6 hereof.

          9.9 Section Headings; Construction. The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.


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          9.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                            [signature page follows]


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          IN WITNESS WHEREOF, the parties have executed and delivered this
Employment Agreement as of the date first written above.

                                        ELCOM INTERNATIONAL, INC.


                                        By: /s/ William W. Smith
                                            ------------------------------------
                                        Its: Vice Chairman and Director
                                                                    ("Employer")


                                        /s/ Robert J. Crowell
                                        ----------------------------------------
                                        ROBERT J. CROWELL
                                                                   ("Executive")


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